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                                                                      EXHIBIT 11


                        PAREXEL INTERNATIONAL CORPORATION

         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                        (in thousands, except share data)


                                                          Three months ended
                                                          ------------------
                                                             September 30,
                                                             -------------
                                                           1997         1996
                                                           ----         ----

Net income attributable to common shares                 $ 3,628      $ 1,936
                                                         =======      =======

Weighted average common shares outstanding
     a. Shares attributable to common stock
        outstanding                                       20,055       16,770
     b. Shares attributable to common stock options
        pursuant to APB 15, paragraph 38(b)                  536          486
                                                         -------      -------
Weighted average common shares outstanding                20,591       17,256
                                                         =======      =======

Net income per share                                     $  0.18      $  0.11
                                                         =======      =======


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